EXHIBIT 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED

BYLAWS

OF

RELIABILITY INCORPORATED

Section 3.1 of the Bylaws of Reliability Incorporated (“the Bylaws”) be, and it hereby is, amended to delete the phrase “the first week in May of each year” appearing in such Section, and to replace such phrase with the following:

“the first week in October of each year”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.